EXHIBIT 10.19
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                                                                  April 16, 2001

Insight Capital Partners IV, L.P.
Insight Capital Partners (Cayman) IV, L.P.
Insight Capital Partners IV (Fund B), L.P.
Insight Capital Partners IV (Co-Investors), L.P.
680 Fifth Avenue
New York, NY  10019
Attn:  Deven Parekh

                        Re: Exchange Applications, Inc.
                            ---------------------------
Dear Mr. Parekh:

         This letter is to confirm the understanding between Exchange Applications, Inc. ("Exchange") and each of Insight Capital Partners IV, L.P., Insight Capital Partners (Cayman) IV, L.P., Insight Capital Partners IV (Fund
B), L.P. and Insight Capital Partners IV (Co-Investors), L.P. (collectively, "Insight") with respect to the following:

         (i) Insight will refinance (the "Refinancing") Exchange's obligations under the 9% Bridge Promissory Note, dated February 20, 2001, and the 10% Bridge Promissory Note, dated March 28, 2001, each made by Exchange payable to the order of Insight, with a new loan to be governed by a new $4,500,000 promissory note (the "New Note") bearing interest at 12% per annum, having a maturity of January 15, 2002, and accelerating upon a Sale of the Corporation (as defined in clause (ii) below). In connection with the Refinancing, Exchange will issue a new warrant (the "Replacement Warrant") that will replace the Warrant (No. W-1), dated February 20, 2001, and the Warrant (No. W-2), dated March 28, 2001, each issued by Exchange to Insight. Pursuant to the Replacement Warrant, Exchange will agree to issue to Insight 681,818 shares of Exchange common stock for a per share exercise price equal to the lowest daily closing price on the Nasdaq National Market for shares of Exchange common stock between February 20, 2001 and the earliest of (x) date of exercise of the Replacement Warrant, (y) the date of payment in full of the New Note and (z) the date of conversion of all of the obligations outstanding under the New Note. The Replacement Warrant will expire ten years after its issuance.

         (ii) At any time from the date hereof through the earlier of (x) December 31, 2001 and (y) the consummation of a Sale of the Corporation (as such term is defined in the Certificate of Designation with respect to the Company's Series A Preferred
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              Stock, filed with the Delaware Secretary of State on January
              _10__, 2001) (the "Financing Period"), upon the request of Exchange, so long as (i) Exchange has complied with the terms hereunder the terms of the Warrant (No. W-3) dated the date hereof and issued by Exchange to InSight and the terms of the Series A Preferred Stock, (ii) Exchange has used its best efforts to obtain financing from other investors and has not succeeded in obtaining such financing and (iii) with respect to any amount of Financing to be provided under this clause (ii) in excess of $6,500,000, Exchange has not failed to achieve in excess of 70% of the revenue projections (the "Target") released to the public immediately after its scheduled April 27, 2001 earnings conference call (or, as reasonably determined by Insight, not failed to be realizing sufficient revenues during the remainder of calendar year 2001 so as to permit the achievement of the Target), Insight will, subject to customary conditions, provide Exchange with financing (the "Financing") of up to $13,500,000 for purposes of supporting its ongoing business operations on terms to be negotiated in good faith between Insight and Exchange, provided, however, that any debt securities purchased by Insight pursuant to a Financing shall have a maturity date of no sooner than January 15, 2002.

         The parties undertakings to issue or purchase securities in the circumstances contemplated by this letter are subject to compliance with applicable laws (including all regulatory and listing requirements).

         Exchange agrees to indemnify and hold Insight harmless from and against any and all damages, losses, liabilities and reasonable expenses that may be incurred by Insight from third party claims arising out of or in connection with this letter and the transactions contemplated hereby. The obligations of Exchange under this paragraph shall survive the expiration or termination of this letter for any reason.

         Nothing in this letter is intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this letter. Insight shall be entitled to assign its rights or delegate its duties hereunder to third parties so long all such third parties shall agree in writing to perform its obligations hereunder and such third parties have the financial capacity to comply with this letter, if applicable. Insight shall have no obligations hereunder in the event that Exchange shall be subject to a bankruptcy proceeding (whether voluntary or involuntary) or shall assign its assets for the benefit of creditors. This letter shall be governed by the laws of the State of New York, without giving effect to its conflicts of law principles. Any obligation of the Insight entities hereunder to make an investment in Exchange shall be allocated among each of the Insight entities in accordance with the percentages allocated among such entities when making investments generally (in accordance with such Insight entities' governing documents) and no Insight entity shall be obligated to invest in excess of such
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percentage of any investment to be made hereunder. Exchange shall reimburse
Insight for all legal fees and all legal or other expenses related to the preparation, negotiation and enforcement of this letter as well as any documentation respecting any of the transactions contemplated herein.




         Please sign a copy of this letter in the space indicated below to indicate your agreement to the foregoing.




                                        EXCHANGE APPLICATIONS, INC.


                                        By: _________________________
                                            Name
                                            Title


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AGREED TO:

INSIGHT CAPITAL PARTNERS IV, L.P.
INSIGHT CAPITAL PARTNERS (CAYMAN) IV, L.P.
INSIGHT CAPITAL PARTNERS IV (FUND B), L.P.
INSIGHT CAPITAL PARTNERS IV (CO-INVESTORS), L.P.

By:  Insight Venture Associates, IV, L.L.C.,
      the general partner of each of the foregoing
      limited partnerships



By: ____________________________________________
    Name:
    Title: